Exhibit 99.1

DISH Network Announces Convertible Notes Offering

ENGLEWOOD, Colo., December 15, 2020 /PRNewswire/ —DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that it plans to offer, subject to market and other conditions, $2 billion aggregate principal amount of convertible notes (the “notes”). DISH Network also expects to grant to the initial purchaser an option to purchase up to an additional $300 million aggregate principal amount of the notes to cover over-allotments, if any. The net proceeds of the offering are intended to be used for general corporate purposes, including 5G network buildout costs.

The notes will be unsecured obligations of DISH Network. Upon any conversion, DISH Network will settle its conversion obligation in cash, shares of its Class A Common Stock, or a combination of cash and shares of its Class A Common Stock, at its election. The interest rate, the initial conversion rate, and other terms and conditions of the notes will be determined by negotiations between DISH Network and the initial purchaser of the notes.

The notes will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and shares of DISH Network’s Class A Common Stock issuable upon the conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes; nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network expressly disclaims any obligation to update these forward-looking statements.